Exhibit 99.4

October 11, 2005

Dear Neoforma Stockholders,

In January, we announced our decision to evaluate Neoforma’s strategic alternatives. I am excited to share with you the news that, yesterday evening, Neoforma entered into a definitive merger agreement to be acquired by Global Healthcare Exchange, LLC (GHX). We’re pleased to conclude the process that we embarked upon over nine months ago, and we are particularly pleased with the outcome. The $10 per share that GHX is offering to our minority stockholders represents a 20.5 percent premium to the average closing price of our shares over the last month and a 43.5 percent premium to our closing price on the date on which we first announced our decision to evaluate strategic alternatives.

This transaction is the outcome of a lengthy, public and very thorough evaluation process that was undertaken by the Company under the direction of an active and engaged independent special committee of our board of directors, which also retained its own independent legal counsel. We embarked on this process with a single objective – to achieve an outcome that resulted in the best value for the stockholders of Neoforma. Over the past nine months, under the direction of the special committee and with the help of our financial advisors, the Company reviewed a broad range of strategic options that included soliciting interest from a wide range of potential partners. Having concluded this process, we and our board of directors firmly believe that we have achieved our goal – this merger with GHX is the outcome that provides the greatest value to our minority stockholders.

GHX is a privately held company with a business model designed to lower costs for all participants. It provides an open and neutral electronic trading exchange, as well as complementary products and services, for healthcare buyers and sellers. GHX offers catalog and content services to improve the accuracy of transactions in the healthcare supply chain, and its customers include manufacturers, distributors, hospitals and GPOs.

We expect that the combination of Neoforma and GHX will be beneficial to our customers and to the healthcare industry in general. Our two organizations share a similar mission: To Improve Healthcare. We’re both focused on the healthcare supply chain and share a passion to make it more efficient. We have complementary areas of focus, strengths and product offerings. The merger of our organizations will provide buyers and suppliers alike with an integrated, comprehensive suite of supply chain management solutions. Representatives of the entire healthcare supply chain – manufacturers, distributors, hospitals and GPOs – will own and govern the company, and its supply chain management services will be available for all industry participants, regardless of their size, GPO affiliation or for-profit status. We believe that by uniting, we can accelerate the improvement of efficiencies and cost reductions in the healthcare supply chain.

We expect the transaction to close in early 2006. In the next few days, we’ll file the merger agreement with the SEC. We expect to file our definitive proxy statement as soon as practicable, followed by a stockholder meeting and vote.

I’d like to thank you for your continued support of Neoforma. We firmly believe that this transaction provides the greatest value to our minority stockholders, and we look forward to working with GHX to deliver value to the healthcare supply chain.

Sincerely,

Robert J. Zollars

Chairman and Chief Executive Officer

Neoforma, Inc.

This letter contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements relating to the timing of the closing of the merger and the anticipated benefits of the merger. There are a number of risks that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include the risk that regulatory approvals may not be obtained, or may take longer than expected to be received, and the risk that conditions to the closing may not be satisfied when expected, or at all. These risks and other risks will be described in the proxy statement relating to the merger, and other risks are described in Neoforma’s periodic reports filed with the SEC, including its Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. These statements are current as of the date of this letter and Neoforma assumes no obligation to update the forward-looking information contained in this letter.